Exhibit 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157 b www.hersha.com

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY APPROVED FOR LISTING ITS COMMON SHARES AND SERIES A PREFERRED SHARES ON THE NEW YORK STOCK EXCHANGE

PHILADELPHIA, PA--(Business Wire)—April 22, 2008-- Hersha Hospitality Trust (AMEX: HT) announced today that it has received approval to list its Common Shares and Series A Preferred Shares on the New York Stock Exchange (NYSE).

Hersha anticipates that its Common Shares will begin trading under the current ticker symbol "HT" and that its Series A Preferred Shares will begin trading under the ticker symbol "HT PR A" on the NYSE on May 5, 2008.  Until that time, Hersha’s Common Shares and Series A Preferred Shares will continue to trade on the American Stock Exchange under the symbols “HT” and “HT.PR.A”, respectively.

“Our listing on the NYSE represents a noteworthy milestone for Hersha and we look forward to the benefit to our shareholders from the NYSE brand, market quality and trading efficiencies, said Mr. Jay H. Shah, Chief Executive Officer.  "We expect that trading on the NYSE, the world's largest and most liquid equities market, will elevate our company's standing within our industry and the business community in general, as well as our visibility among the investment community.  We are grateful to the American Stock Exchange for the role it has played in our Company’s growth and we are excited to begin this new chapter in our history," Shah added.

About Hersha Hospitality Trust

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 73 hotels, totaling 9,267 rooms, primarily along the Northeast Corridor from Boston to Washington D.C.  The Company also owns hotels in Northern California and Scottsdale, Arizona.  Hersha focuses on high quality upscale hotels in high barrier to entry markets.  More information on the Company and its portfolio of hotels is available on Hersha’s Web site at http://www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  For a description of these factors, please review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities Exchange Commission (SEC).